ARTICLES OF INCORPORATION
                                     OF
                           WorldNet, Inc. of Nevada

ARTICLE I- This corporation is incorporated pursuant to the laws of the State of Nevada.

ARTICLE II- The name of this corporation is WorldNet, Inc. of Nevada.

ARTICLE III- The duration of this corporation is perpetual.

ARTICLE VI- The authorized capital structure of this corporation is $25,000.00. Pro-rata ownership of the corporation shall be expressed as ownership of shares of common, capital stock, all shares are of the same class and have the same rights.

ARTICLE VII- The stock of this corporation shall not be subject to any assessment to pay the debts of the corporation. The corporation will not commence business until $1,000.00 has been received for issuance of stock.

ARTICLE VIII- Pre-emptive rights are denied to stockholders.

ARTICLE IX- In Nevada, the resident agent and principal office of the corporation is Crowell, Crowell, Crowell & Susich, Ltd, 510 West 4th, Carson City, Nevada 89701.

ARTICLE X- The governing board shall be styled directors. Until successors are elected, appointed, and qualified, the directors and original incorporations of this corporation, and their respective addresses are set forth in Schedule A below.

ARTICLE XI- The right to make distributions to stockholders of assets or cash belonging to the corporation in partial liquidation of the assets of the corporation without separate stockholder approval, is granted to the directors.

ARTICLE XII- The right to sell or acquire stock or assets of this corporation without stockholder approval is granted to the directors.

ARTICLE XIII- The directors are granted the right to determine the number of shares corporate certificates will be issued in.

Schedule A: (Initial directors and Incorporators)

CARLOW B. POWERS  4316 E. Tropicana Ave Bldg 9 Apt 2, Las Vegas, NV 89121

ELSIE S. POWERS  4316 E. Tropicana Ave Bldg 9 Apt 2, Las Vegas, NV 89121

CHRISTOPHER L. BOUDREAUX  726 So. 900 E., Salt Lake City, UT  84102

/s/ Carlow B. Powers    /s/ Elise S. Powers    /s/ Christopher L. Boudreaux

Subscribed and sworn to before me this 10th day of March, 1986.
/s/Joanne Clinger
Notary Public, residing in: Salt Lake City, Utah
My commission expires: 7/21/87                     <Notary Stamp of
                                                    Joanne Clinger
<Stamped: FILED                                     State of Utah
IN THE OFFICE OF THE                                appears here>
SECRETARY OF STATE OF THE
STATE OF NEVADA
MAR 12 1986
WM. SWACKHAMER SECRETARY OF STATE
/s/ William Swackhamer
No. 1701-86>